Exhibit 99.1

   AARON RENTS, INC. REPORTS SECOND QUARTER REVENUES AND EARNINGS; SAME STORE
               REVENUES UP 9.1%; TO ACCELERATE NEW STORE OPENINGS

    ATLANTA, July 26 /PRNewswire-FirstCall/ -- Aaron Rents, Inc. (NYSE: RNT), the nation's leader in the sales and lease ownership, specialty retailing and rental of residential and office furniture, consumer electronics and home appliances and accessories, today announced revenues and earnings for the three months ended June 30, 2006.

    For the second quarter of 2006, revenues increased 19% to $321.7 million compared to $271.3 million for the second quarter in 2005. Net earnings increased 28% to $20.7 million versus $16.1 million for the same period a year ago. Diluted earnings per share were $.39 compared to $.32 per share last year.

    For the first six months of this year, revenues advanced 21% to $669.0 million compared to $550.7 million for the first half of 2005. Net earnings for the first six months were up 22% to $42.2 million versus $34.5 million for the corresponding period last year. Diluted earnings per share for the first six months were $.81 for 2006 and $.68 for 2005.

    "We are pleased with the results for the quarter," said R. Charles Loudermilk, Sr., Chairman and Chief Executive Officer of Aaron Rents. "Our business plan remains to rapidly increase our revenues and store base through the opening of new Company-operated and franchised stores, plus selective acquisitions. We are very confident of the prospects for our business and are accelerating our store opening plans. We anticipate adding approximately 350 new Aaron's Sales & Lease Ownership stores over the next 18 months, a 30% increase over the current store base."

    The Aaron's Sales & Lease Ownership division increased its second quarter revenues 20% to $290.2 million compared to $241.5 million last year. First six months sales and lease ownership revenues increased 23% to $604.5 million compared to $490.2 million a year ago.

    Same store revenues (revenues earned in Company-operated stores open for the entirety of both periods) in the Aaron's Sales & Lease Ownership division increased 9.1% during the second quarter of 2006 compared to the second quarter of 2005. Same store revenues also increased 6.0% for Aaron's Sales & Lease Ownership stores open over two years at the end of June 2006.

    The Aaron's Corporate Furnishings division increased revenues 9% during the second quarter to $31.1 million compared to $28.5 million a year ago. First six months corporate furnishings revenues were $63.4 million compared to $58.7 million last year, an 8% increase.

    Included in the Company's other revenues in the 2006 second quarter and six month results is a pre-tax gain of $4.4 million, or approximately $.06 per diluted share, from the sale at the end of June of the assets of the Company's 12 stores located in Puerto Rico. Also, included in the Company's other revenues in the 2005 second quarter and six month results is a $565,000 pre- tax gain, or approximately $.01 per diluted share, realized from the sale of Rent-Way, Inc. common stock which the Company purchased in various open market transactions.

    Included in operating expenses in both the first and second quarter of 2006 was a $950,000 pre-tax expense, or approximately $.01 per diluted share each quarter, resulting from the Company's adoption on January 1, 2006 of accounting for stock options as compensation expense under the guidelines of Statement of Financial Accounting Standards No. 123R.

    Consolidated rentals and fees for the second quarter increased 19% and the first six months increased 20% over the previous year. In addition, franchise royalties and fees were up 12% and 13% for the second quarter and year-to- date, respectively. Non-retail sales, which are primarily sales of rental merchandise to Aaron's Sales & Lease Ownership franchisees, increased to $46.4 million for the second quarter from $42.2 million in the comparable period in 2005 and to $110.4 million for the first six months compared to $87.8 million for the same period last year. The increases in the Company's franchise revenues and the shipments of non-retail sales are the result of the increase in revenues of the Company's franchisees, who collectively had revenues of $118.0 million during the second quarter and $245.4 million for the first six months of 2006, a 17% increase over both the comparable prior year periods. Revenues of franchisees, however, are not revenues of Aaron Rents, Inc.

    During the second quarter the Aaron's Sales & Lease Ownership division opened 12 new Company-operated stores and 15 new franchised stores. In addition, during the quarter the Company acquired eight franchised stores and three stores from independent rental operators, and purchased the accounts of four other third party stores. As previously noted above, the Company also sold all 12 of its stores in Puerto Rico.

    Through the three months and six months ended June 30, the Company awarded area development agreements to open three and eight additional franchised stores, respectively. At the end of June there were a total of 237 franchised stores awarded that will open over the next several years.

    At June 30, 2006 the Aaron's Sales and Lease Ownership division had 766 Company-operated stores, 406 franchised stores, and ten RIMCO stores. In addition, the Company operated 59 corporate furnishings stores.

    During the second quarter the Company sold 3,450,000 shares of Common Stock in a secondary stock offering, using the proceeds of approximately $84 million to pay down bank debt. At the end of June 2006 the Company had no borrowings under its $140 million revolving credit agreement and had $24 million of cash on hand.

    "Our revenue growth over a number of years has been excellent and we expect these trends to continue as we aggressively expand our operations," Mr. Loudermilk added. "As always our future earnings will be impacted by losses incurred as a result of the opening of new stores, and these losses will be somewhat higher in future periods with our accelerated new store growth plans. We plan to work on initiatives that we expect will improve margins to partially offset increases in normal operating costs and some of the effect of the new store start-up expenses."

    "Our guidance for the third quarter of 2006 is to expect revenues in excess of $320 million and diluted earnings per share, after the effect of the secondary stock offering, in the range of $.30 to $.33, compared to $.17 per share in the third quarter of 2005," Mr. Loudermilk continued. "We plan to open approximately 65 new Company-operated and 35 new franchised stores the last half of 2006, and approximately 150 new Company-operated and 100 new franchised stores in fiscal year 2007. Our revised guidance for the 2006 fiscal year is to expect Company revenues in excess of $1.3 billion (excluding revenues of franchisees) and diluted earnings per share, including the gain on the Puerto Rico sale, in the range of $1.46 to $1.50."

    Aaron Rents will hold a conference call to discuss its quarterly financial results on Thursday, July 27, 2006, at 10:30 am Eastern Time. The public is invited to listen in to the conference call by webcast accessible through the Company's website, www.aaronrents.com, in the "Investor Relations" section. The webcast will be archived for playback at that same site.

    Aaron Rents, Inc. based in Atlanta, currently has more than 1,245 Company-operated and franchised stores in 47 states and Canada for the rental and sale of residential and office furniture, accessories, consumer electronics and household appliances. The Company also manufactures furniture, bedding and accessories at 12 facilities in five states.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron Rents, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under "Risk Factors" in the Company's Registration Statement on Form S-3, file number 333-133913, filed with the Securities and Exchange Commission on May 9, 2006, which discussion is incorporated herein by this reference. Statements in this release that are "forward-looking" include without limitation Aaron Rents' projected revenues, earnings, and store openings for future periods.

                       Aaron Rents, Inc. and Subsidiaries
                       Consolidated Statements of Earnings
                    (In thousands, except per share amounts)

                                                 (Unaudited)             (Unaudited)
                                              Three Months Ended       Six Months Ended
                                                   June 30,                June 30,
                                           -----------------------   -----------------------
                                              2006         2005         2006         2005
                                           ----------   ----------   ----------   ----------
Revenues:
 Rentals and Fees                          $  245,794   $  206,626   $  500,040   $  415,771
 Retail Sales                                  15,932       13,314       35,102       29,357
 Non-Retail Sales                              46,357       42,212      110,384       87,783
 Franchise Royalties and Fees                   8,120        7,222       16,448       14,492
 Other                                          5,524        1,964        7,040        3,283
  Total                                       321,727      271,338      669,014      550,686
Costs and Expenses:
 Retail Cost of Sales                          10,867        8,892       23,273       19,628
 Non-Retail Cost of Sales                      43,307       39,089      103,098       81,722
 Operating Expenses                           142,818      121,602      286,774      241,233
 Depreciation of Rental
  Merchandise                                  90,321       74,374      183,602      149,504
 Interest                                       2,724        1,737        5,946        3,337
  Total                                       290,037      245,694      602,693      495,424

Earnings Before Taxes                          31,690       25,644       66,321       55,262

Income Taxes                                   11,040        9,524       24,110       20,720

Net Earnings                               $   20,650   $   16,120   $   42,211   $   34,542

Earnings Per Share                         $      .40   $      .32   $      .83   $      .69

Earnings Per Share
 Assuming Dilution                         $      .39   $      .32   $      .81   $      .68

Weighted Average
 Shares Outstanding                            51,887       49,792       51,040       49,780

Weighted Average
 Shares Outstanding
 Assuming Dilution                             52,705       50,774       51,896       50,761

                           Selected Balance Sheet Data
                                 (In Thousands)

                                            (Unaudited)
                                             June 30,     December 31,
                                               2006           2005
                                           ------------   ------------
Cash                                       $     24,293   $      6,973
Accounts Receivable, Net                         34,964         42,812
Rental Merchandise, Net                         568,191        550,932
Property, Plant and
 Equipment, Net                                 138,231        133,759
Other Assets, Net                               141,571        124,039
Total Assets                                    907,250        858,515

Bank Debt                                             -         91,336
Senior Notes                                    100,000        100,000
Total Liabilities                               339,716        424,044
Shareholders' Equity                       $    567,534   $    434,471

SOURCE  Aaron Rents, Inc.
    -0-                             07/26/2006
    /CONTACT: Gilbert L. Danielson, Executive Vice President, Chief Financial Officer of Aaron Rents, Inc., +1-678-402-3314/
    /Web site:  http://www.aaronrents.com/